UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-13606

                             SOLA INTERNATIONAL INC.
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             (Exact name of registrant as specified in its charter)

       10590 West Ocean Air Drive, Suite 300, San Diego, California 92130
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
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           (Titles of each class of securities covered by this Form)


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        (Titles of all other class of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(s) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     |X|        Rule 12h-3(b)(1)(i)         |X|
         Rule 12g-4(a)(1)(ii)    |_|        Rule 12h-3(b)(1)(ii)        |_|
         Rule 12g-4(a)(2)(i)     |_|        Rule 12h-3(b)(2)(i)         |_|
         Rule 12g-4(a)(2)(ii)    |_|        Rule 12h-3(b)(2)(ii)        |_|
                                            Rule 15d-6                  |_|

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934 SOLA International Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 23, 2005                By:  /s/ Jeremy C. Bishop
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                                          Name: Jeremy C. Bishop
                                          Title:   Chief Executive Officer